Exhibit 10.1

Execution Version

DURECT CORPORATION

RETENTION PLAN

Effective as of July 28, 2025

1. Purpose. The purpose of this Retention Plan is to reinforce and encourage the continued attention and dedication of certain key service providers of the Company by providing the opportunity for such key service providers to receive Retention Bonus payments over time in connection with the achievement of certain net sales milestones.

2. Definitions. The following terms as used herein shall have the meanings set forth in this Section 2.

2.1 “Achievement Date” shall mean the date of the achievement of a Net Sales Milestone, as determined by Parent. For the avoidance of doubt, more than one Net Sales Milestone may be achieved on a particular date.

2.2 “Aggregate Exercise Price Milestone #1” shall mean the aggregate per share exercise price of any Out-of-the-Money Options held by a Participant as of the Effective Date that would have an exercise price less than the sum of (i) the Cash Amount (as such term is defined in the Merger Agreement) plus (ii) any payment per share resulting from Bonus Pool Amount Milestone #1.

2.3 “Aggregate Exercise Price Milestone #2” shall mean the aggregate per share exercise price of any Out-of-the-Money Options held by a Participant as of the Effective Date that would have an exercise price less than the sum of (i) (x) the Cash Amount plus (y) any payment per share resulting from Bonus Pool Amount Milestone #1 plus (z) any payment per share resulting from Bonus Pool Amount Milestone #2 less (ii) the aggregate per share exercise price of any Out-of-the-Money Options held by a Participant as of the Effective Date included in Aggregate Exercise Price Milestone #1.

2.4 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Bonus Pool Amount Milestone #1” shall mean a sum equal to (i) (x) one hundred million dollars ($100,000,000) multiplied by (y) a fraction, the numerator of which is the Outstanding Eligible Milestone #1 Options and the denominator of which is the total number of outstanding shares of Common Stock as of the Closing Date plus the shares of Common Stock underlying all restricted stock units of the Company, if any, as of the Closing Date, plus the shares of Common Stock underlying all outstanding Company Options as of the Closing Date (“Fully

Diluted Shares”), minus (ii) the Aggregate Exercise Price Milestone #1 plus (iii) (x) the Cash Amount multiplied by (y) the Outstanding Eligible Milestone #1 Options; provided, however, that, if this calculation results in any Out of the Money Options that would have an exercise price greater than or equal to the sum of the Cash Amount (as such term is defined in the Merger Agreement), plus any payment per share resulting from Bonus Pool Amount Milestone #1, then the same calculation shall be repeated in an iterative manner including only those outstanding Out of the Money Options with exercise prices less than the sum of the Cash Amount (as such term is defined in the Merger Agreement), plus any payment per share resulting from Bonus Pool Amount Milestone #1 as produced in the earlier calculation (and only including the aggregate exercise prices of such outstanding Out of the Money Options in the calculation of the Aggregate Exercise Price Milestone #1) until the calculation yields a per share payment resulting from Bonus Pool Amount Milestone #1 greater than the exercise price of all Out of the Money Options included in such calculation, and the result of the final calculation shall be the Bonus Pool Amount Milestone #1.

2.7 “Bonus Pool Amount Milestone #2” shall mean a sum equal to (i) (x) two hundred and fifty million dollars ($250,000,000) multiplied by (y) a fraction, the numerator of which is the number of Outstanding Milestone #2 Eligible Options and the denominator of which is the number of Fully Diluted Shares, minus (ii) the Aggregate Exercise Price Milestone #2 plus (iii) (x) the Cash Amount multiplied by the Outstanding Eligible Milestone #2 Options, minus (y) the Cash Amount multiplied by the Outstanding Eligible Milestone #2 Options that are also Outstanding Eligible Milestone #1 Options; provided, however, that, if this calculation results in any Out of the Money Options that would have an exercise price greater than or equal to the sum of the Cash Amount (as such term is defined in the Merger Agreement), plus any payment per share resulting from Bonus Pool Amount Milestone #1, plus any payment per share resulting from Bonus Pool Amount Milestone #2, then the same calculation shall be repeated in an iterative manner including only those outstanding Out of the Money Options with exercise prices less than the sum of the Cash Amount (as such term is defined in the Merger Agreement), plus any payment per share resulting from Bonus Pool Amount Milestone #1, plus any payment per share resulting from Bonus Pool Amount Milestone #2 as produced in the earlier calculation (and only including the aggregate exercise prices of such outstanding Out of the Money Options in the calculation of the Aggregate Exercise Price Milestone #2) until the calculation yields a per share payment resulting from Bonus Pool Amount Milestone #2 greater than the exercise price of all Out of the Money Options included in such calculation, and the result of the final calculation shall be the Bonus Pool Amount Milestone #2.

2.8 “Bonus Pool Amounts” shall mean the sum of Bonus Pool Amount Milestone #1 and Bonus Pool Amount Milestone #2.

2.9 “Cause” for termination of service will exist if service is terminated for any of the following reasons: (a) any breach by the service provider of any material terms of any written agreement between the service provider and the Company or any of its affiliates; (b) any failure by the service provider to comply with the Company’s written policies or rules as they may be in effect from time to time; (c) the service provider’s repeated failure to follow reasonable and lawful instructions from the Board or the Company’s Chief Executive Officer consistent with the service provider’s role within the Company; (d) the service provider’s conviction of, or plea of guilty or nolo contendere to, (i) any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company or any of its affiliates or (ii) any felony; (e) the service provider’s commission of or participation in an act of fraud against the Company; (f) the service provider’s intentional material damage to the Company’s business, property or reputation; or (g) the service provider’s misappropriation of the Company’s trade secrets. For purposes of clarity, a termination without “Cause” does not include any termination that occurs due to the service provider’s death or disability. The determination as to whether the service provider’s service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the service provider. The foregoing definition does not in any way limit the Company’s ability to terminate the service provider’s employment or consulting relationship at any time.

2.10 “Closing Date” shall mean the date of the consummation of the transactions contemplated by the Merger Agreement.

2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.12 “Code Section 409A” shall mean Section 409A of the Code, the regulations and other guidance thereunder and any state law of similar effect.

2.13 “Common Stock” means the common stock of the Company.

2.14 “Company” shall mean DURECT Corporation, a Delaware corporation.

2.15 “Company Option” shall mean any option to purchase shares of Common Stock outstanding under the Company Stock Plan or otherwise.

2.16 “Company Stock Plan” means the Company’s 2000 Stock Plan, as amended.

2.17 “CVR Agreement” shall mean that certain Contingent Value Rights Agreement entered into as of July 28, 2025 by and among Bausch Health Americas, Inc., a Delaware corporation (“Parent”), and [RIGHTS AGENT].

2.18 “Effective Date” shall mean the effective date of this Retention Plan.

2.19 “Net Sales” shall have the meaning ascribed to such term in the CVR Agreement.

2.20 “Net Sales Milestones” shall mean Net Sales Milestone #1 and Net Sales Milestone #2.

2.21 “Net Sales Milestone #1” shall mean the achievement of aggregate worldwide annual Net Sales of the Product of at least $500,000,000 in any one calendar year.

2.22 “Net Sales Milestone #2” shall mean the achievement of aggregate worldwide annual Net Sales of the Product of at least $1,000,000,000 in any one calendar year.

2.23 “Out-of-the-Money Option” shall mean each Company Option which has a per share exercise price that is equal to or greater than the Cash Amount (as such term is defined in the Merger Agreement) as of the Effective Date (for the avoidance of doubt, without regard to any Retention Bonus payable hereunder).

2.24 “Outstanding Eligible Milestone #1 Options” means the total number of outstanding Company Options held by the Participants as of the Closing Date, but excluding any Out-of-the-Money Options that would have an exercise price greater than or equal to the sum of the Cash Amount (as such term is defined in the Merger Agreement), plus any payment per share resulting from Bonus Pool Amount Milestone #1.

2.25 “Outstanding Eligible Milestone #2 Options” means the total number of outstanding Company Options held by the Participants as of the Closing Date, but excluding any Out-of-the-Money Options that would have an exercise price greater than or equal to the sum of the Cash Amount (as such term is defined in the Merger Agreement), plus any payment per share resulting from Bonus Pool Amount Milestone #1, plus any payment per share resulting from Bonus Pool Amount Milestone #2.

2.26 “Participant” shall mean a person who has been selected to receive a Retention Bonus pursuant to this Retention Plan and who has executed an effective Participation Letter.

2.27 “Participation Letter” shall mean a participant agreement in substantially the form attached as Exhibit A hereto to be entered into between the Company and a Participant.

2.28 “Participating Units” shall mean a grant of a right to receive a portion of the Bonus Pool Amount to a Participant pursuant to this Retention Plan.

2.29 “Payment” shall mean any payment, distribution or benefit that is and has been received or may be received by any Participant under this Retention Plan.

2.30 “Payment Date” shall mean any date of any Payment in accordance with the terms of this Retention Plan and the applicable Participation Letter.

2.31 “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a governmental authority.

2.32 “Product” shall have the meaning ascribed to such term in the CVR Agreement.

2.33 “Retention Bonus” shall mean a bonus payable to a Participant pursuant to the terms of this Retention Plan.

2.34 “Retention Plan” shall mean this DURECT Corporation Retention Plan.

2.35 “Service Condition” means Participant continuously providing service to the Company or any of its Affiliates through the Closing Date.

2.36 “Third Party” shall mean any Person other than the Company.

2.37 “Merger Agreement” shall mean that certain agreement entered into as of July 28, 2025, by and among Parent, BHC Lyon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and the Company.

3. Administration.

3.1 Administration of this Retention Plan. The Company’s Chief Executive Officer has determined (a) with the consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), to whom Retention Bonuses may be paid pursuant to the terms of this Retention Plan as well as the allocation of Participating Units and (b) the vesting or similar provisions applicable to Retention Bonuses payable under this Retention Plan, which are located in the Participation Letter. However, in the event the terms of a Participation Letter and this Retention Plan conflict, the terms of this Retention Plan shall control. This Retention Plan shall be administered (x) prior to the Closing Date by the Board, subject to the reasonable approval of the Company’s Chief Executive Officer and (y) as of and following the Closing Date, by Parent. Subject to the provisions of this Retention Plan, the Board, subject to the reasonable approval of the Company’s Chief Executive Officer and in consultation with Parent (prior to the Closing Date), or the Parent (as of and following the Closing Date), shall have the authority and discretion to: (i) take any actions it deems necessary or advisable for the administration of this Retention Plan; and (ii) make all other determinations necessary or advisable for Retention Plan administration.

3.2 Effect of Board Action. All decisions, interpretations and other actions of the Board (prior to the Closing Date), or the Parent (as of and following the Closing Date) shall be final, conclusive and binding on all parties who have an interest in this Retention Plan, subject to the provisions of Sections 3.1 and 16.2.

3.3 Indemnification. No member of the Board or any successor thereto or the Company’s Chief Executive Officer shall be personally liable for any action, determination or interpretation made in good faith and without willful misconduct by any such member of the Board or any successor thereto or the Company’s Chief Executive Officer with respect to this Retention Plan or any Retention Bonuses paid hereunder, and, to the maximum extent permitted by law, all such members of the Board or any successor thereto and the Company’s Chief Executive Officer shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation. Any and all expenses and liabilities that members of the Board or any successor thereto or the Company’s Chief Executive Officer incur in connection with the administration of this Retention Plan shall be borne by the Company.

4. Eligibility. Only the service providers who receive and execute an effective Participation Letter shall be eligible to receive a Retention Bonus pursuant to this Retention Plan, provided each such Participant remains in continuous service with the Company through the Closing Date. If a Participant’s service with the Company is terminated for any reason prior to the Closing Date, other than a termination by the Company without Cause, such individual shall no longer be a Participant in this Retention Plan, and shall forfeit all Participating Units, effective immediately upon such termination, subject to the terms of Section 5.

5. Terms and Conditions of the Retention Bonuses.

5.1 Allocation of Retention Bonuses. A total of ten thousand (10,000) Participating Units (the “Maximum Number of Participating Units”) have been reserved for issuance under this Retention Plan. The number of Participating Units allocable to each Participant will be set forth in the Participation Letter by and between a Participant and the Company. In the event that any individual who is named as a Participant in this Retention Plan is no longer eligible to participate in this Retention Plan pursuant to Section 4 or for any other reason, such individual’s Participating Units shall be forfeited and shall not be available for reallocation under this Retention Plan; provided, however, that any such forfeited Participating Units will count for purposes of calculating the amount of any future Retention Bonus (for clarity, the forfeited Participating Units will not reduce the Maximum Number of Participating Units for purposes of making the calculations described in Section 5.2(c)).

5.2 Payment of Retention Bonuses.

(a) Vesting. The Bonus Pool Amounts are divided into two (2) tranches (each, a “Tranche”). Tranche 1, the Bonus Pool Amount Milestone #1, vests upon the achievement of Net Sales Milestone #1, and Tranche 2, the Bonus Pool Amount Milestone #2, vests upon the achievement of Net Sales Milestone #2, with each such achievement determined by Parent. Notwithstanding anything to the contrary in this Agreement, an Achievement Date must occur by the ten (10) year anniversary of the Closing Date. In the event that a Net Sales Milestone is not achieved within ten (10) years of the Closing Date, Participants shall not be entitled to receive any Retention Bonus in respect of such Net Sales Milestone, and all Participation Letters will terminate immediately.

(b) Payment Date. Following execution by the Company and Participant of the Participation Letter, the applicable portion of the Retention Bonus shall become payable to Participant subject to (i) the achievement of the Net Sales Milestone(s), (ii) except as expressly set forth in a Participant’s Participation Letter, the Participant’s satisfaction of the Service Condition and (iii) any other applicable terms and conditions as set forth in this Retention Plan or in the applicable Participation Letter. For the avoidance of doubt, in the event Participant fails to satisfy the Service Condition (other than as set forth in Section 5.2(d)), except as expressly set forth in a Participant’s Participation Letter, such Participant shall not be entitled to receive the Retention Bonus. Payment of any Retention Bonus shall be paid in a single lump sum cash payment, with the Payment Date occurring no later than thirty (30) days after the applicable Achievement Date, less any applicable taxes and withholdings.

(c) Payment Amount. Each Participant that remains eligible under Section 4 as of a Payment Date, shall receive a Retention Bonus on a Payment Date determined as follows:

(i) Upon the Payment Date following achievement of Net Sales Milestone #1, a Payment equal to (x) Bonus Pool Amount Milestone #1 multiplied by (y) a fraction, the numerator of which is the number of Participating Units held by such Participant and the denominator of which is the Maximum Number of Participating Units; and

(ii) Upon the Payment Date following achievement of Net Sales Milestone #2, a Payment equal to (x) Bonus Pool Amount Milestone #2 multiplied by (y) a fraction, the numerator of which is the number of Participating Units held by such Participant and the denominator of which is the Maximum Number of Participating Units.

(d) Termination without Cause. Notwithstanding anything herein to the contrary, if the Company terminates a Participant’s employment without Cause (the date of such termination, the “Termination Date”) prior to the Closing Date, the Service Condition shall be deemed to be satisfied, and the Participant shall remain eligible to receive the Retention Bonus subject to the achievement of the Net Sales Milestone(s). Notwithstanding anything herein to the contrary, a Participant will only be eligible for such a Payment following the Participant’s Termination Date if (i) the Company elects to offer the Participant the ability to execute a release of claims in favor of the Company and its affiliates in a form provided by the Company (the “Release”) and (ii) the Participant executes the Release, and it becomes effective and irrevocable within sixty (60) days of the Termination Date. For the avoidance of doubt, if the Company does not offer a Participant the opportunity to sign a Release, as determined in its sole discretion, then the Participant will forfeit all Participating Units on the date that is thirty (30) days following the Termination Date for no consideration.

6. Assumption of Retention Plan. To the extent the Retention Plan is not automatically assumed by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a change in control or other sale of the Company or otherwise, to expressly assume and agree to perform the obligations under this Retention Plan in the same manner and to the same extent the Company would be required to perform under this Retention Plan.

7. Assignment or Transfer of Awards. The Company may assign this Retention Plan and its rights and obligations hereunder in whole, but not in part, and only to a corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets which shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. Subject to the foregoing, the terms and provisions of this Retention Plan shall be binding upon any successor to the Company (including without limitation, any acquirer), and such successor shall accordingly be liable for the payment of all benefits which become due and payable under this Retention Plan with respect to the Participants. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to seizure for the payment of Participant’s debts, judgments, alimony, or separate maintenance or transferable, whether voluntarily, involuntarily or by operation of law, in the event of Participant’s bankruptcy, insolvency, divorce or separation.

8. Code Section 409A. It is the intent of this Retention Plan that all payments hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the payments to be provided under this Retention Plan will be subject to the adverse tax penalties imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and each Participant will work together in good faith to consider amendments to this Retention Plan which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A.

9. Withholding and Required Deductions. The Company shall have the right, but not the obligation, to deduct from any Payments made pursuant to this Retention Plan, an amount equal to all or any part of the federal, state, and local taxes, if any, required by law to be withheld by the Company with respect to such Payments. In the Company’s discretion, the Company shall have the right to require the Participant, through payroll withholding, cash payment, or otherwise, to make adequate provisions for any such tax withholding obligations of the Company arising in connection with any such Payments. The Company shall have no obligation to make any Payment pursuant to this Retention Plan to any Participant unless and until the Company’s tax withholding obligations have been satisfied.

10. No Employment or Continued Service Rights. No provision of this Retention Plan shall be construed to give any person any right to become, to be treated as, or to remain an employee or service provider of the Company or any Affiliate or successor thereof. The Company reserves the right to terminate any Participant’s employment or service at any time and for any reason or for no reason, with or without Cause, and with or without advance notice.

11. Unfunded, Unsecured Obligation; No Equity Interest. This Retention Plan shall at all times be entirely unfunded and no provision of this Retention Plan shall require the Company, for purpose of satisfying any obligations under this Retention Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Additionally, nothing contained herein shall be construed as (a) giving a Participant, his or her beneficiary, or any other person, any equity or other interest of any kind in any assets of the Company, nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders, or (b) creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under this Retention Plan, a Participant, his or her beneficiary, and any other person having a claim for payment shall be unsecured creditors.

12. Effect on Other Benefits. Any payments made pursuant to this Retention Plan shall not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company unless expressly provided for in such employee benefit plan, program or agreement.

13. Limitation of Liability. Nothing contained in this Retention Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company (or any person connected therewith), and any Participant, employee or other person. In no event shall the Company (or any person connected therewith) be liable to any person for the failure of any Participant to be entitled to any particular tax consequence with respect to this Retention Plan or any Retention Bonus.

14. Governing Law. This Retention Plan, including any claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Retention Plan, or the negotiation, execution, or performance of this Retention Plan, will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

15. Severability. In the event that any term or other provision of this Retention Plan, or the application thereof, is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Retention Plan will nevertheless remain in full force and effect so long as the economic or legal substance of the Participation Units is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Parent and Company will negotiate in good faith to modify this Retention Plan so as to effect the original intent of Parent and the Company as closely as possible in a mutually acceptable manner in order that the Participation Units be effected as originally contemplated to the fullest extent possible.

16. Section 280G.

16.1 In the event that any amount or payment provided for under this Retention Plan (x) constitute “parachute payments” within the meaning of Code Section 280G and (y) but for this Section 16 would be subject to the excise tax imposed by Code Section 4999 (or any corresponding provisions of state income tax law), then such amount or payment shall be either (1) delivered in full to the Participant, or (2) delivered as to such lesser extent as would result in no portion of such amount or payment being subject to excise tax under Code Section 4999, whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis of the greater amount of such amount or payment, notwithstanding that all or some portion of such amount or payment may be taxable under Code Section 4999. In the event that (2) above applies, then each amount or payment provided under this Retention Plan shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

17. Duration and Amendments.

17.1 Term of this Retention Plan. This Retention Plan shall be effective as of the Effective Date and shall terminate upon the earlier of (a) the payment of all amounts payable hereunder and (b) the date on which the last Participation Letter is terminated pursuant to Section 5.2(a); provided, that Sections 3, 14 and 15 shall survive any such termination.

17.2 Right to Amend this Retention Plan. This Retention Plan may be amended at any time or from time to time by the Board; provided, however, no amendment or other decision by the Board shall adversely affect the then existing rights of a Participant without the consent of the Participant.

Exhibit A

Retention Plan Participation Letter

(See Attached)